Exhibit 4

Baker & McKenzie LLP Two Embarcadero Center, 11th Floor San Francisco, CA 94111-3802 United States Tel: +1 415 576 3000 Fax: +1 415 576 3099 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

* Associated Firm

** In cooperation with

Trench, Rossi e Watanabe Advogados

September 10, 2022

Board of Directors

Faraday Future Intelligent Electric Inc.

Via e-mail

RE: Special Meeting of Shareholders and Governance Changes

Dear Board:

We write on behalf of our client, Season Smart Limited ("Season Smart"), the second largest shareholder of Faraday Future Intelligent Electric Inc. (the "Company").

We write as a follow- up to our prior letter of August 24, 2022. Our client has appreciated the engagement from the Company and its counsel since our letter. However, our client remains significantly concerned that the urgent actions to effectuate the necessary governance changes at the Company still have not been taken.

Our client read with significant concern the recently filed notice from FF Top Holding LLC ("FF Top"), dated September 6, 2022, and publicly filed yesterday. It agrees with FF Top's argument in such notice that (1) the Shareholder Agreement between FF Top and the Company entitles FF Top to remove its board designees and (2) that the Company has not taken sufficient action to effectuate such removal.

Based on our observations from public filings, the amended preliminary proxy statement was filed on August 29, 2022, and the ten-calendar day waiting period has expired. Assuming that the Company has received comments from the U.S. Securities and Exchange Commission, it should have at minimum filed by now a revised preliminary proxy to address any such comments. The fact that it has not done so seems to evidence that the Company is intentionally delaying the special meeting, in order to preserve the existing board of directors.

To reiterate our client's view, as contained in our prior letter: Season Smart is supportive of governance changes at the Company to remedy the ongoing dysfunctionality at the board level and calls upon the Company and its board to effectuate such changes as soon as possible.

Sincerely yours,

C. Derek Liu

Principal

cc:          Season Smart Limited

Perrie Weiner, Principal, Baker & McKenzie LLP

Jeremy Moore, Principal, Baker & McKenzie LLP

Baker & McKenzie LLP is a member of Baker & McKenzie International.